FOR IMMEDIATE RELEASE                                                                               SCOTT J. DUNCAN
                                                                                                    FX Energy, Inc.
September 28, 2006                                                                   3006 Highland Drive, Suite 206
                                                                                         Salt Lake City, Utah 84106
                                                                                  (801) 486-5555 Fax (801) 486-5575
                                                                                                   www.fxenergy.com

FX Energy to Present at IPAA Oil & Gas Symposium West

Salt Lake City, September 28, 2006 – FX Energy, Inc. (Nasdaq: FXEN) announced today that David N. Pierce, the Company’s President and CEO, will make a presentation at the IPAA Oil and Gas Investment Symposium West in San Francisco on October 3, 2006. The presentation is scheduled for 6:05 p.m. Eastern time and will be webcast. A link to the webcast will be available on the homepage of the FX Energy website at www.fxenergy.com. For those unable to participate during the live webcast, the presentation will also be available for replay on the Company’s website.

About FX Energy

FX Energy, Inc. holds a land position of over 1.7 million acres in a known hydrocarbon region in western Poland’s Permian Basin. The Permian Basin’s gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England, and represents a largely untapped source of potentially significant gas reserves. FX Energy is exploiting this untapped potential in the belief that it can create substantial growth in oil and gas reserves and cash flow for its stockholders. The Company trades on the Nasdaq National Market under the symbol FXEN.

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For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com. This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s other SEC reports.